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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

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Notice of 2002 Annual Meeting of Stockholders and Proxy Statement
INTRODUCTION
VOTING RIGHTS
PRINCIPAL BENEFICIAL OWNERS OF SHARES
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
PERFORMANCE GRAPH
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Nomination and Compensation Committee Report on Executive Compensation
Nomination and Compensation Committee Interlocks and Insider Participation
Executive Compensation
Stock Option Grants in 2001
Stock Options Exercised in 2001 and Year-End Values
Pension Plan
Supplemental Retirement Benefits
Employment Agreement
Directors’ Fees
TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE
INDEPENDENT PUBLIC ACCOUNTANTS
SOLICITATION COSTS
STOCKHOLDER PROPOSALS
NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW
OTHER MATTERS

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203

Notice of 2002 Annual Meeting of Stockholders
and
Proxy Statement

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203

March 7, 2002

Dear Stockholder,

You are cordially invited to attend the 2002 annual meeting of stockholders of M&T Bank Corporation. Our annual meeting will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 16, 2002 at 11:00 a.m.

Stockholders will be asked to elect 24 directors. Information about the nominees for director can be found in the attached proxy statement.

Whether or not you presently plan to attend the meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or the Internet. You may withdraw your proxy if you attend the meeting and wish to vote in person.

I urge you to vote for the election of all 24 nominees.

/s/ Robert G. Wilmers ROBERT G. WILMERS Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

It is important that your shares be represented and voted at the Annual Meeting of Stockholders. Stockholders whose shares are held in registered form have a choice of using a traditional proxy card or voting by telephone or the Internet, as described on your proxy card. Stockholders or other beneficial owners of shares whose shares are held in the name of a broker, bank or other holder of record must vote using the form of proxy sent by the nominee. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

DISCONTINUE DUPLICATE MAILINGS

M&T Bank Corporation currently provides annual reports to stockholders who receive proxy statements. If you are a stockholder of record and have more than one account in your name or the same address as other stockholders of record, you may authorize M&T Bank Corporation to discontinue mailings of multiple annual reports. To discontinue duplicate mailings, please either mail your request to M&T Bank Corporation, Attention: Corporate Secretary, One M&T Plaza, Buffalo, New York 14203, or send your request to the Corporate Secretary via electronic mail at mking@mandtbank.com.

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	11:00 a.m., local time, on Tuesday, April 16, 2002.

PLACE	One M&T Plaza 10th Floor Buffalo, New York 14203

ITEMS OF BUSINESS	(1) To elect 24 directors for a term of one year and until their successors have been elected and qualified.

(2) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE	Holders of the Common Stock of record at 5:00 p.m. on February 28, 2002 are entitled to vote at the meeting.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using one of the following methods: Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, or vote by telephone or the Internet using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting of Stockholders. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

/s/ Marie King
March 7, 2002	MARIE KING Corporate Secretary

M&T BANK CORPORATION

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of M&T Bank Corporation of proxies in the accompanying form for use at the 2002 Annual Meeting of Stockholders or any adjournment or adjournments thereof.

The proxies designated on the form, or any one of them, may exercise all the powers of said proxies and each shall have the power to appoint a substitute to act in such proxy’s place.

The Annual Meeting of Stockholders of M&T Bank Corporation will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 16, 2002, at 11:00 a.m., local time.

M&T Bank Corporation’s mailing address is One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 842-5445.

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 7, 2002. A copy of M&T Bank Corporation’s Annual Report for 2001, including financial statements, has either previously been delivered or accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

VOTING RIGHTS

Stockholders of record at 5:00 p.m., Eastern Standard Time, on February 28, 2002 are entitled to vote at the Annual Meeting. At that time, M&T Bank Corporation had outstanding 92,922,051 shares of common stock, $0.50 par value per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a physical proxy or by utilizing the telephone or Internet voting procedures. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to Marie King, Corporate Secretary, at the address set forth above, or by the vote of the stockholder in person at the Annual Meeting.

Proxies will be voted in accordance with the stockholder’s direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “NOMINEES FOR DIRECTOR.”

The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the meeting. Broker non-votes will be counted as being present or represented at the meeting for purposes of establishing a quorum.

The vote of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors, assuming a quorum is present or represented at the meeting. Broker non-votes will not constitute votes cast for purposes of determining the outcome of the vote for the election of directors.

PRINCIPAL BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information with respect to all persons or groups known by M&T Bank Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock as of February 28, 2002.

Name and address of beneficial owner		Number of shares	Percent of class

A group comprised of:
Argali [BVI] Limited	P.O. Box 71 Craigmuir Chambers Rd. Town Tortola, British Virgin Islands	302,000	less than 1%
Hofin Anstalt	P.O. Box 83 Vaduz, Liechtenstein	3,013,939	3.24%
Rem Foundation	Allgemeines Treuunternehmen Postfach 34 722, FL 9490 Vaduz, Liechtenstein	4,513,200	4.86%
St. Simon Charitable Foundation	2214 Massachusetts Ave., N.W. Washington, D.C. 20008	92,307	less than 1%
Roche Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	100,000	less than 1%
West Ferry Foundation	One M&T Plaza, 19th floor Buffalo, NY 14203	206,180	less than 1%
Elisabeth Roche Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	502,610	less than 1%

Name and address of beneficial owner		Number of shares		Percent of class

Robert G. Wilmers	One M&T Plaza, 19th floor Buffalo, NY 14203	5,734,024		6.11%

Total for group		14,065,773	(1)	14.98%

Berkshire Hathaway Inc.	1440 Kiewit Plaza Omaha, NE 68131	6,708,760	(2)	7.22%

(1)	The members of this group have jointly filed with the Securities and Exchange Commission (“SEC”) a Schedule 13D, as amended, indicating that they constitute a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Each member of the group has indicated in such amended Schedule 13D or otherwise advised M&T Bank Corporation that such member has sole voting and dispositive power with respect to the shares indicated opposite such member’s name in the table. Robert G. Wilmers, Chairman of the Board, President and Chief Executive Officer of M&T Bank Corporation, is the trustee of the West Ferry Foundation, a charitable trust formed by him, and, as trustee, he holds sole voting and dispositive power over the shares which it owns. Mr. Wilmers is also the director and president of the Roche Foundation, and he holds sole voting and dispositive power over the shares held by it, and he is a director and president of the St. Simon Charitable Foundation, and he holds voting and dispositive power over the shares owned by it. As to Mr. Wilmers, the shares indicated in the table include the shares owned by the West Ferry Foundation, the shares owned by the Roche Foundation, the shares owned by the St. Simon Charitable Foundation, 400,000 shares owned by a limited liability company of which he is the sole member, and 987,999 shares subject to options granted under the M&T Bank Corporation 1983 Stock Option Plan (the “1983 Stock Option Plan”) and the M&T Bank Corporation 2001 Stock Option Plan (the “2001 Stock Option Plan”) which are currently exercisable or are exercisable within 60 days after February 28, 2002 and which were deemed to be outstanding for purposes of calculating the percentage of outstanding shares beneficially owned by Mr. Wilmers and the group. See also the footnotes applicable to Mr. Wilmers in the table set forth under the caption “STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.” Hofin Anstalt is a corporation controlled by Jorge G. Pereira, a director and a vice chairman of the Board of Directors of M&T Bank Corporation. The shares indicated for Hofin Anstalt include shares held by its wholly owned subsidiaries and shares owned by Mr. Pereira through his participation in the M&T Bank Corporation Directors’ Stock Plan.

(2)	Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, OBH, Inc., National Fire and Marine Insurance Company, GEICO Corporation and Government Employees Insurance Company have jointly filed with the SEC a Schedule 13G, as amended, reporting that they are the beneficial owners of in excess of 5% of the outstanding shares of Common Stock and that they have shared voting and dispositive power with respect to the indicated shares.

ELECTION OF DIRECTORS

Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of M&T Bank Corporation of the following twenty-four (24) persons, to hold office until the 2003 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2001 Annual Meeting of Stockholders. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as M&T Bank Corporation’s management shall designate.

The principal occupation of each of the nominees for the last five years was substantially the same as is listed below. The information with respect to the nominees is as of February 28, 2002 and includes their affiliations with M&T Bank Corporation’s subsidiary banks, Manufacturers and Traders Trust Company (“M&T Bank”) and M&T Bank, National Association (“M&T Bank, N.A.”), and with M&T Bank’s significant subsidiaries.

NOMINEES FOR DIRECTOR

WILLIAM F. ALLYN is 66, is a member of the Audit Committee and has been a director since 1998.

Mr. Allyn is president and chief executive officer of Welch Allyn Ventures, LLC, a manufacturer of medical instruments located in the Syracuse, New York area. He is a director of M&T Bank and a member of its Examining Committee. Mr. Allyn is a director of Niagara Mohawk Power Corporation and Oneida Limited, Inc. He is a trustee of Syracuse University and an overseer of the Thayer School of Engineering at Dartmouth College. Mr. Allyn is a board member and chairman of Hand Held Products, Inc., a board member and chairman of the Business Council of New York, and is past chairman of the Manufacturers Association of Central New York.

BRENT D. BAIRD is 63, is a member of the Executive and the Nomination and Compensation Committees and has been a director since 1983.

Mr. Baird is a private investor. He is a director of M&T Bank and a member of its Executive, Trust and Investment, and Community Reinvestment Act Committees. Mr. Baird is a director of M&T Financial Corporation and a member of M&T Bank’s Directors Advisory Council-New York City Division. He is chairman of the board of directors of First Carolina Investors, Inc., a non-diversified investment company. Mr. Baird is also president and a director of Merchants Group, Inc. and a director of Todd Shipyards Corporation, Ecology and Environment, Inc., and Allied Healthcare Products, Inc.

JOHN H. BENISCH is 66 and has been a director since 1988.

Mr. Benisch is a founder and limited principal of Colliers ABR, Inc., a real estate firm based in New York City which is engaged in leasing, management and consulting services. Colliers ABR, Inc. is also an owner/member of Colliers International Property Consultants, which has regional offices throughout the United States and internationally. He is a member of M&T Bank’s Directors Advisory Council-New York City Division and a member of its Community Reinvestment Act Committee. Mr. Benisch is a member of The Real Estate Board of New York, Inc. He is also an honorary trustee of St. Mary’s Hospital for Children, Bayside, New York and is a member of The Salvation Army of Greater New York Advisory Board.

ROBERT J. BENNETT is 60, is a member of the Executive Committee and has been a director since 1998.

Mr. Bennett is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is a member of M&T Bank’s Directors Advisory Council-Syracuse Division. Mr. Bennett served as chairman of the board of M&T Bank Corporation from April 1, 1998 until his retirement on July 18, 2000. He was chairman of the board, president and chief executive officer of ONBANCorp, Inc. and its main bank subsidiary from May 1989 until M&T Bank Corporation’s acquisition of ONBANCorp, Inc. on April 1, 1998. Mr. Bennett is a director of Farmers and Traders Life Insurance Company, Welch Allyn, Inc., Hand Held Products, Inc., i2eyenet.com, Inc., and Metropolitan Development Association of Central New York. He is also a director and president of Metropolitan Development Association Foundation of Central New York.

C.  ANGELA BONTEMPO is 61, is a member and the chair of the Audit Committee and has been a director since 1991.

Ms. Bontempo is the president and chief executive officer of Saint Vincent Health System, located in Erie, Pennsylvania. From 1998 to June 2001, she was president and chief executive officer of Bryant & Stratton Business Institute, Inc., a business college located in Buffalo, New York. From 1994 through 1998, Ms. Bontempo served as senior vice president and executive director of the Roswell Park Cancer Institute. She is a director of M&T Bank and a member and the chair of its Examining Committee. Ms. Bontempo is also a member of the advisory board of Ciminelli Development Company, Inc. and the Dean’s Advisory Council of the School of Management of the State University of New York at Buffalo, and is a director of Bryant & Stratton Business Institute, Inc. and Christ the King Seminary in East Aurora, New York.

ROBERT T. BRADY is 61, is a member of the Nomination and Compensation Committee and has been a director since 1994.

Mr. Brady is chairman of the board of directors and chief executive officer of Moog Inc., a worldwide manufacturer of control systems and components for aircraft, satellites and automated machinery. He is a director of M&T Bank. Mr. Brady is a director of Seneca Foods Corporation, National Fuel Gas Company and Astronics Corporation. He is also a director of the Buffalo Niagara Partnership and serves as a trustee of the University at Buffalo Foundation, Inc.

PATRICK J. CALLAN is 65 and has been a director since 1988.

Mr. Callan retired on January 1, 2001 as a principal of The RREEF Funds, pension fund real estate investment advisors and managers, and as a partner of RREEF America Partners. He is a member of M&T Bank’s Directors Advisory Council — New York City Division and a member of its Mortgage Investment Committee. Mr. Callan is a trustee of BRT Realty Trust and a director of Kravco Company and Tishman Hotel & Realty, L.P. He is also a member of The New York University Real Estate Institute Advisory Board, the MIT Center for Real Estate Advisory Board, the Association for Foreign Investors in U.S. Real Estate and The Real Estate Board of New York, Inc.

CARL L. CAMPBELL is 58 and has been a director since 2000. He is a vice chairman of the board of M&T Bank Corporation and a member of its Executive Committee.

Mr. Campbell is a vice chairman of the board and a director of M&T Bank, a member of its Executive and Trust and Investment Committees, and chairman of M&T Bank’s Pennsylvania Division. He assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of Keystone Financial, Inc. (“Keystone”) on October 6, 2000. From 1986 through October 6, 2000, Mr. Campbell served as president and chief executive officer of Keystone, and since May 1998 he had also served as chairman of its board of directors. He also was chairman and chief executive officer of Keystone Financial Bank, N.A., Keystone’s bank subsidiary, from January 1999 through October 6, 2000.

R.  CARLOS CARBALLADA is 66, is a member of the Audit Committee and has been a director since 1999.

Mr. Carballada is a director of M&T Bank, a member of its Examining Committee, and serves as chairman of the M&T Rochester Fund Committee of The M&T Charitable Foundation. He was elected a director of M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of FNB Rochester Corp. on June 1, 1999. From 1992 through May 31, 1999, Mr. Carballada served as president and chief executive officer of FNB Rochester Corp. and its bank subsidiary, First National Bank of Rochester. He is a director of Rochester Midland Corporation. Mr. Carballada is the chancellor emeritus of the New York State Board of Regents and is chairman of the Education Committee of the New York

State Business Council. He is also a director of the United Way of Greater Rochester and a trustee of the Rochester Chamber of Commerce.

T. JEFFERSON CUNNINGHAM III is 59 and has been a director since 2001.

Mr. Cunningham is a director of M&T Bank and is a member and the chairman of M&T Bank’s Directors Advisory Council-Hudson Valley Division. He assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation’s acquisition of Premier National Bancorp, Inc. (“Premier”) on February 9, 2001. From 1998 through February 9, 2001, Mr. Cunningham served as chairman of the board and chief executive officer of Premier and its bank subsidiary, Premier National Bank, and from 1994 to 1998 he was chairman of the board and chief executive officer of Premier’s predecessor, Hudson Chartered Bancorp. Mr. Cunningham is a trustee of Pace University and Boscobel Restoration, Inc. and a member of the Greenway Economic Heritage Committee. He is also a director and vice president of the George Gale Foster Corporation.

DONALD DEVORRIS is 67 and has been a director since 2000.

Mr. Devorris is chairman of The Blair Companies, a group of businesses involved in sign manufacturing, construction, real estate and coal mining based in Altoona, Pennsylvania. He is a director of M&T Bank. Mr. Devorris had served as a director of Keystone from 1984 through M&T Bank Corporation’s acquisition of Keystone.

RICHARD E. GARMAN is 71, is a member of the Executive Committee and has been a director since 1987.

Mr. Garman is president of Newbery Alaska, Inc., an electrical contractor, and managing partner of R.E.G. LLC, a private investment company. Prior to July 19, 2000, he was president and chief executive officer of A.B.C. Paving Co., Inc. and Buffalo Crushed Stone, Inc. Mr. Garman is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. He is a director of Merchants Group, Inc. Mr. Garman is also a director of the Buffalo Niagara Partnership and the Greater Niagara Frontier Council of the Boy Scouts of America.

JAMES V. GLYNN is 67, is a member of the Audit Committee and has been a director since 1994.

Mr. Glynn is chairman, chief executive officer and owner of Maid of the Mist Corporation, a provider of scenic boat tours of Niagara Falls. He is a director of M&T Bank and a member of its Examining Committee. Mr. Glynn is a director of National Fuel Gas Company. He is chairman of the board of trustees of Niagara University and is also a trustee of the Catholic Charities of Buffalo, N.Y. Foundation.

DANIEL R. HAWBAKER is 62 and has been a director since 2000.

Mr. Hawbaker is the president of Glenn O. Hawbaker, Inc., a heavy construction services and products company located in State College, Pennsylvania. He is a director of M&T Bank. Mr. Hawbaker had served as a director of Keystone Financial Bank, N.A. and its predecessor from 1989 through M&T Bank Corporation’s acquisition of Keystone.

PATRICK W.E. HODGSON is 61, is a member of the Audit Committee and has been a director since 1987.

Mr. Hodgson is president of Cinnamon Investments Limited, a private investment company with real estate and securities holdings. He is a director and chairman of the board of Todd Shipyards Corporation and he held the additional position of chief executive officer from February 1993 through July 1997. Mr. Hodgson is a director and a member of the Examining Committee of M&T Bank. He is a director of First Carolina Investors, Inc. and is also chairman of the board of T-W Truck Equippers Inc., Buffalo, New York.

SAMUEL T. HUBBARD, JR. is 52 and has been a director since 1994.

Mr. Hubbard is chairman, president and chief executive officer of High Falls Brewing Company, LLC. From June 1999 until December 18, 2000, he served as president and chief executive officer of its predecessor, the Genesee Corporation. Mr. Hubbard was a private investor from November 1998 to June 1999. Prior to November 1998, he was president, chief executive officer and a director of The Alling and Cory Company, a wholesale distributor of fine printing paper and industrial and business products. Mr. Hubbard is a director of M&T Bank and is a member and the chairman of its Directors Advisory Council-Rochester Division. He is a director of RGS Energy Group, Inc. and Energetix, Inc. Mr. Hubbard is also a trustee of the Rochester Institute of Technology.

RICHARD G. KING is 57 and has been a director since 2000.

Mr. King is president and chief operating officer of Utz Quality Foods, Inc., a manufacturer and distributor of salted snack foods located in Hanover, Pennsylvania. He is a director of M&T Bank. Mr. King had served as a director of Keystone from 1997 and as director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone. He is also a director and chairman of Homewood at Hanover, PA, Inc., a director of Homewood Retirement Centers, Inc. and a director of Hanover Lantern, Inc.

REGINALD B. NEWMAN, II is 64 and has been a director since 1998.

Mr. Newman is chairman of the board and chief executive officer of NOCO Energy Corp., a distributor of petroleum products based in Buffalo, New York. He is a director of M&T Bank. Mr. Newman is a director of Rand Capital Corp., Dinaire LLC, Dunn Tire Corp. and Nova American Group, Inc. He also serves as a trustee and chairman of the University at Buffalo Foundation, Inc. and is a director of the Buffalo Niagara Enterprise.

JORGE G. PEREIRA is 68 and has been a director since 1982. He is a vice chairman of the board of M&T Bank Corporation and is a member and the chairman of its Nomination and Compensation Committee.

Mr. Pereira is a private investor. He is a vice chairman of the board and a director of M&T Bank. Mr. Pereira is also the owner of Hofin Anstalt, a private investment company.

ROBERT E. SADLER, JR. is 56 and has been a director since 1999. He is an executive vice president of M&T Bank Corporation.

Mr. Sadler is president and a director of M&T Bank and president, chief executive officer and a director of M&T Bank, N.A. He also is a director and officer of a number of significant subsidiaries of M&T Bank. Mr. Sadler serves as a director of Security Mutual Life Insurance Company of New York, is a member of the board of trustees of Canisius College and is a member of the board of managers of the Buffalo Society of Natural Sciences.

STEPHEN G. SHEETZ is 54 and has been a director since 2000.

Mr. Sheetz is chairman of Sheetz, Inc., the owner of a chain of convenience stores operating in five mid-Atlantic and northeastern states. He is a director of M&T Bank and a member of its Community Reinvestment Act Committee. Mr. Sheetz had served as a director of Keystone Financial Bank, N.A. from 1999 through M&T Bank Corporation’s acquisition of Keystone.

JOHN L. VENSEL is 66 and has been a director since 1998.

Mr. Vensel is chairman and chief executive officer of Crucible Materials Corporation, a manufacturer and distributor of specialty steels and stainless pipe and tube located in the Syracuse, New York area. He is a director of M&T Bank. Mr. Vensel is a member of the board of trustees of LeMoyne College, the Metropolitan Development Association and the Manufacturers Association of Central New York.

HERBERT L. WASHINGTON is 51 and has been a director since 1996.

Mr. Washington is president of H.L.W. Fast Track, Inc., the owner and operator of nineteen McDonald’s Restaurants located in Ohio and Pennsylvania. He is also the owner of Syracuse Minority Television, Inc. Mr. Washington is a director of M&T Bank and a member of its Community Reinvestment Act Committee. He is a trustee of the Rochester Institute of Technology and a member of the board of governors of Strong Memorial Hospital.

ROBERT G. WILMERS is 67 and has been a director since 1982. He is the chairman of the board, president and chief executive officer of M&T Bank Corporation, and is the chairman of its Executive Committee.

Mr. Wilmers is chairman of the board, chief executive officer and a director of M&T Bank, chairman of its Executive Committee and a member of its Trust and Investment Committee, and chairman of the board and a director of M&T Bank, N.A. Mr. Wilmers is also a director of the Buffalo Niagara Partnership and The Business Council of New York State and is the chairman of the New York Bankers Association.

The Board of Directors recommends a vote FOR the election of all 24 nominees.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

Direct and indirect ownership of Common Stock by each of the executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”), by the directors and by all executive officers as a group is set forth in the following table as of February 28, 2002, together with the percentage of total shares outstanding represented by such ownership. (For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.)

			Percent
Name of beneficial owner	Number of shares		of class

William F. Allyn	11,805	(1)	(12)
Brent D. Baird	1,119,697	(2)	1.20%
John H. Benisch	31,422	(1)(3)	(12)
Robert J. Bennett	216,644	(4)	(12)
C. Angela Bontempo	2,973	(5)	(12)
Robert T. Brady	2,688		(12)
Patrick J. Callan	69,282	(1)	(12)
Carl L. Campbell	172,985	(1)(6)	(12)
R. Carlos Carballada	15,059		(12)
T. Jefferson Cunningham III	23,786	(1)	(12)
Donald Devorris	41,964	(1)	(12)
Richard E. Garman	256,528		(12)
James V. Glynn	11,603		(12)
Daniel R. Hawbaker	3,319	(7)	(12)
Patrick W.E. Hodgson	53,769	(8)	(12)
Samuel T. Hubbard, Jr.	2,862	(9)	(12)
Richard G. King	9,821	(1)	(12)
Reginald B. Newman, II	2,451	(10)	(12)
Peter J. O’Donnell, Jr.	14,808		(12)
Jorge G. Pereira	3,013,939	(11)	3.24%
Robert E. Sadler, Jr.	734,808	(1)(6)	(12)
Stephen G. Sheetz	9,194		(12)
John L. Vensel	10,506		(12)
Herbert L. Washington	4,816		(12)
Robert G. Wilmers	5,734,024	(1)(6)(11)	6.11%
Michael P. Pinto	217,600	(1)	(12)
John L. Pett	263,597	(1)(6)	(12)
All directors and executive officers as a group (34 persons)	12,914,517	(1)(6)	13.54%

(1) Includes the following shares subject to options granted under (a) M&T Bank Corporation’s stock option plans, and (b) plans of companies acquired by M&T Bank Corporation, the obligations of which have been assumed by M&T Bank Corporation and converted into options to receive shares of Common Stock, all of which are currently exercisable or are exercisable within 60 days after February 28, 2002: Mr. Allyn — 2,410 shares; Mr. Benisch — 850 shares; Mr. Callan — 820 shares; Mr. Campbell — 136,709 shares; Mr. Cunningham — 8,407 shares; Mr. Devorris — 11,248 shares; Mr. King — 4,218 shares; Mr.

Sadler - 381,119 shares; Mr. Wilmers — 987,999 shares; Mr. Pinto — 191,800 shares; Mr. Pett — 132,570 shares; all directors and executive officers as a group - 2,473,893 shares.

(2)  Includes 700,000 shares owned by an entity of which Mr. Baird is chairman and as to which he shares voting and dispositive power.

(3)  Includes 200 shares held by a close relative of Mr. Benisch for which beneficial ownership is disclaimed.

(4)  Includes 10,610 shares held by trusts for which Mr. Bennett is a trustee and in which he has a pecuniary interest and investment power and 5,480 shares held by a close relative of Mr. Bennett for which beneficial ownership is disclaimed.

(5)  Includes 400 shares held by trusts for which Ms. Bontempo is a trustee and in which she has a pecuniary interest and investment power.

(6)  Includes the following shares through participation in the M&T Bank Corporation Retirement Savings Plan and Trust (“Retirement Savings Plan”): Mr. Campbell — 2,540 shares; Mr. Sadler — 18,075 shares; Mr. Wilmers — 36,847 shares; Mr. Pett — 17 shares; all directors and executive officers as a group – 62,609 shares.

(7)  Includes 742 shares of Common Stock owned by a corporation controlled by Mr. Hawbaker.

(8)  Includes 6,000 shares held by a close relative of Mr. Hodgson for which beneficial ownership is disclaimed and 1,400 shares held by a trust for which he is a trustee and has investment power, but in which he has no pecuniary interest. Also includes 45,000 shares of Common Stock owned by a corporation controlled by Mr. Hodgson.

(9)  Includes 2,000 shares held by a trust for which Mr. Hubbard is a trustee and in which he has a pecuniary interest and investment power.

(10)  Includes 1,230 shares held by a close relative of Mr. Newman for which beneficial ownership is disclaimed.

(11)  See footnote (1) to the table set forth under the caption “PRINCIPAL BENEFICIAL OWNERS OF SHARES.”

(12)  Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, M&T Bank Corporation’s directors and officers are required to report their ownership of the Common Stock and options and any changes in that ownership to the SEC and the New York Stock Exchange. M&T Bank Corporation believes that these filing requirements were satisfied by its directors and officers, except that Mr. Cunningham was late in filing his initial statement of beneficial ownership following M&T Bank Corporation’s acquisition of Premier, Brian E. Hickey, an Executive Vice President of M&T Bank Corporation, was late in filing one report relating to one transaction, and Mr. Sheetz was late in filing two reports relating to two transactions. In making the foregoing statement, M&T Bank Corporation has relied on copies of the reporting forms received by it or on the written representations from such reporting persons that no forms were required to be filed under the applicable rules of the SEC.

PERFORMANCE GRAPH

The following graph contains a comparison of the cumulative stockholder return on the Common Stock against the cumulative total returns of the KBW 50 Index, compiled by Keefe, Bruyette & Woods, Inc., and the S&P 500 Index, compiled by Standard & Poor’s Corporation, for the five-year period beginning on December 31, 1996 and ending on December 31, 2001. The KBW 50 Index is comprised of fifty American banking companies, including all money-center and most major regional banks.

Comparison of Five-Year Cumulative Return*

Stockholder Value at Year End*

	1996	1997	1998	1999	2000	2001
M&T Bank Corporation	$100	163	183	148	245	266
KBW 50 Index	100	146	158	153	183	176
S&P 500 Index	100	133	171	208	189	166

* Assumes a $100 investment on December 31, 1996 and reinvestment of all dividends.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Nomination and Compensation Committee Report on Executive Compensation

A key objective of M&T Bank Corporation is to attract, develop and retain strong executive officers who are capable of maximizing M&T Bank Corporation’s performance for the benefit of its stockholders. In furtherance of this objective, the Nomination and Compensation Committee has adopted a compensation strategy for executive officers which utilizes reasonable salaries, while placing heavy emphasis on the use of variable incentives such as awards of cash bonuses and grants of stock options in order to reward longer-term contributions to M&T Bank Corporation’s success. M&T Bank Corporation periodically compares its compensation levels, practices and financial performance to a select group of commercial banking institutions of similar size, geographic market and business makeup to M&T Bank Corporation. The Nomination and Compensation Committee considered fourteen commercial banking companies which it believed were reasonably comparable to M&T Bank Corporation’s asset size and performance and which were generally located in the northeast or midwest (the “comparative group of banks”). All fourteen of the commercial banking companies forming the comparative group of banks considered by the Nomination and Compensation Committee were included in the KBW 50 Index compiled by Keefe, Bruyette & Woods, Inc.

Base salaries of M&T Bank Corporation’s executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. In line with its strategy of emphasizing variable pay, the Nomination and Compensation Committee generally targets the salaries of M&T Bank Corporation’s executive officers at or below the median of the comparative group of banks, while also considering the unique responsibilities and performance of each executive officer. Overall, the Nomination and Compensation Committee targets the total cash compensation of M&T Bank Corporation’s executive officers above the median of the comparative group of banks.

M&T Bank Corporation’s executive officers participate in an annual incentive compensation plan (“Annual Incentive Plan”). The Annual Incentive Plan provides for discretionary grants of cash awards to executive officers and other employees out of a fund established annually by the Nomination and Compensation Committee. In establishing this fund, the Nomination and Compensation Committee considers M&T Bank Corporation’s profitability, as well as the number of participants in the Annual Incentive Plan, and may establish a minimum threshold of net operating earnings after taxes below which no fund will be created. At the end of the year, the Nomination and Compensation Committee may increase the size of the established fund in its discretion by no more than 50% to take into account its subjective assessment of management’s contribution to M&T Bank Corporation’s profitability. M&T Bank Corporation’s net operating earnings after taxes for 2001 exceeded the minimum threshold of profitability which had been previously established by the Nomination and Compensation Committee, thereby initiating the payment of cash bonuses to its executive officers under the Annual Incentive Plan, but the Nomination and Compensation Committee did not exercise its discretion to increase the aggregate size of the fund above the predetermined level.

The aggregate amount of the Annual Incentive Plan pool and 2001’s awards to M&T Bank Corporation’s executive officers thereunder were reviewed and approved by the Nomination and Compensation Committee. The Nomination and Compensation Committee considered, but did not formally weight, a number of quantitative and qualitative performance factors to evaluate the 2001 performance of executive officers and other employees under the Annual Incentive Plan. The performance factors considered were: growth and composition of earnings; achieving business plans; asset quality; market share; and responsiveness to the economic environment. In determining its discretionary evaluation of the Chief Executive Officer’s performance, the Nomination and Compensation Committee considered, but did not formally weight, the following performance factors: M&T Bank Corporation’s earnings growth; its asset quality relative to the banking industry as a whole; and market share in key markets and service niches. Another factor which the Nomination and Compensation Committee considered in determining the Chief Executive Officer’s 2001 incentive award was its philosophy of providing the Chief Executive Officer with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

Consistent with its objective of attracting, developing and retaining strong executive management, M&T Bank Corporation provides potentially significant long-term incentive opportunities to its executive officers through discretionary grants of stock options under its stock option plans, thereby emphasizing the potential creation of long-term stockholder value and more closely aligning the interests of M&T Bank Corporation’s executive officers with those of its stockholders. Stock options are considered effective long-term incentives by the Nomination and Compensation Committee because an executive can profit only if the value of the Common Stock increases. In making these grants, the Nomination and Compensation Committee considers its subjective assessment of M&T Bank Corporation’s past financial performance and future prospects, an executive officer’s current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with M&T Bank Corporation, the market value of the Common Stock on the date of grant, individual performance and competitive practices within the comparative group of banks.

In 2001, the Nomination and Compensation Committee considered, but did not formally weight, the following factors in connection with the number of options granted to each executive officer: the competitive practices within the comparative group of banks; the individual executive officer’s position and potential within M&T Bank Corporation; the market value of the Common Stock on the date of grant; and the level of past awards of stock options or stock appreciation rights made to each executive officer. In the determination of the Chief Executive Officer’s 2001 stock option award, the Nomination and Compensation Committee also considered its philosophy of providing him with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

The 2001 performance factors considered by the Nomination and Compensation Committee in its salary determinations and its annual incentive and stock option awards made to M&T Bank Corporation’s executive officers exceeded predetermined objectives or, where no predetermined level had been set, were deemed to be above industry averages or otherwise exceeded the Nomination and Compensation Committee’s expectations. The Nomination and Compensation Committee believes that the total compensation provided to M&T Bank Corporation’s executive officers is competitive and reflects M&T Bank Corporation’s performance. Also, the Nomination and Compensation Committee believes that M&T Bank Corporation’s compensation programs have helped to focus M&T Bank Corporation’s executive officers on increasing M&T Bank Corporation’s performance and stockholder value.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Nomination and Compensation Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the Nomination and Compensation Committee believes that there may be circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of M&T Bank Corporation. The Nomination and Compensation Committee believes that none of M&T Bank Corporation’s executive officers received compensation in 2001 which was nondeductible under Section 162(m) of the Internal Revenue Code.

This report was prepared by the Nomination and Compensation Committee of the Board of Directors:

Jorge G. Pereira, Chairman Brent D. Baird Robert T. Brady

Nomination and Compensation Committee Interlocks and Insider Participation

Messrs. Pereira, Baird and Brady served as members of the Nomination and Compensation Committee throughout 2001, and are currently serving as such. Mr. Pereira is a vice chairman of M&T Bank Corporation and of M&T Bank, titular posts without day-to-day managerial responsibilities which he has held since April 18, 1984. Mr. Pereira has not received additional compensation for serving in such capacities.

Members of the Nomination and Compensation Committee and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2001 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Executive Compensation

The following table contains information concerning the compensation earned by M&T Bank Corporation’s Chief Executive Officer and the four other most highly compensated executive officers of M&T Bank Corporation in the three fiscal years ended December 31, 2001.

Summary Compensation Table

				Long-Term
		Annual		Compensation
		Compensation		Awards

				Securities	All Other
				Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus	Options	sation

		($)	($)(1)	(#)	($)(2)
Robert G. Wilmers
Chairman of the Board, President and Chief	2001	455,770	500,000	100,000	13,096
Executive Officer of M&T Bank Corporation;	2000	423,077	500,000	100,000	12,897
Chairman of the Board and Chief Executive	1999	400,000	475,000	80,000	13,587
Officer of M&T Bank

Robert E. Sadler, Jr.
President of M&T Bank; Executive Vice	2001	446,154	500,000	80,000	11,385
President of M&T Bank Corporation	2000	398,077	475,000	75,000	11,323
	1999	373,077	450,000	60,000	11,129

Carl L. Campbell
Vice Chairman of M&T Bank	2001	460,018	168,500	1,438	47,945
Corporation and M&T	2000	106,158	168,500	50,000	2,663,702
Bank	1999	—	—	—	—

Michael P. Pinto
Executive Vice President and Chief	2001	296,154	330,000	65,000	12,321
Financial Officer of M&T Bank	2000	248,077	300,000	65,000	11,611
Corporation and M&T Bank	1999	223,077	275,000	45,000	11,230

John L. Pett
Executive Vice President and Chief	2001	277,692	325,000	65,000	12,543
Credit Officer of M&T	2000	247,308	290,000	65,000	12,254
Bank Corporation and M&T Bank	1999	213,846	260,000	40,000	11,902

(1)  Bonuses were earned in the indicated years and awarded in the following year.

(2)  Includes a $7,650 contribution in 2001 for each of the Named Executive Officers by M&T Bank Corporation to the Retirement Savings Plan, a qualified defined contribution plan providing for salary reduction contributions by participants and matching contributions by participating employers. Includes a $2,962 credit by M&T Bank Corporation under the M&T Bank Corporation Supplemental Retirement Savings Plan for the benefit of each of the Named Executive Officers. Includes the following insurance premiums paid by M&T Bank Corporation in 2001 in respect of term life insurance for the benefit of the following Named Executive Officers: Mr. Wilmers — $2,484; Mr. Sadler — $773; Mr. Pinto — $1,709; and Mr. Pett — $1,931. Includes $37,333 in insurance premiums paid by M&T Bank Corporation in 2001 in respect of a split-dollar life insurance policy for the benefit of Mr. Campbell.

Stock Option Grants in 2001

The following table contains information with respect to the grants of stock options covering shares of Common Stock to the Named Executive Officers during the fiscal year ended December 31, 2001. No stock appreciation rights were granted in 2001, either as stand-alone grants or in tandem with stock option grants.

	Option Grants in Last Fiscal Year

	Number	Percent
	of	of Total
	Securities	Options
	Under-	Granted to
	lying	Employees	Exercise	Expir-	Grant Date
	Options	in Fiscal	or	ation	Present
Name	Granted	Year	Base Price	Date	Value

	(#)(1)(2)	(%)(3)	($/Share)		($)(4)

Robert G. Wilmers	79,709		65.80	1/16/11	1,639,614
	20,291		68.31	2/20/11	434,024

	100,000	4.9

Robert E. Sadler, Jr.	63,767		65.80	1/16/11	1,311,687
	16,233		68.31	2/20/11	347,224

	80,000	3.9

Carl L. Campbell	1,438	0.1	69.40	1/4/03	19,010

Michael P. Pinto	51,810		65.80	1/16/11	1,065,732
	13,190		68.31	2/20/11	282,134

	65,000	3.2

John L. Pett	51,810		65.80	1/16/11	1,065,732
	13,190		68.31	2/20/11	282,134

	65,000	3.2

(1)  With respect to Messrs. Wilmers, Sadler, Pinto and Pett, the information presented reflects stock options granted to them under the 1983 Stock Option Plan and the 2001 Stock Option Plan. With respect to Mr. Campbell, the information presented reflects the grant of a stock option pursuant to a reload provision under a former Keystone stock option plan, the obligations of which have been assumed by M&T Bank Corporation as part of its acquisition of Keystone.

(2)  The stock options granted under the 1983 Stock Option Plan and the 2001 Stock Option Plan are exercisable in installments that provide vesting of 10% of the optioned stock after the first anniversary of the grant, an additional 20% after the second anniversary, 30% more after the third anniversary, and the remaining 40% after the fourth anniversary. The stock options are subject to accelerated vesting upon the occurrence of certain defined change in control events that result in either (a) the termination of a Named Executive Officer’s employment for any reason other than cause or (b) the substantial reduction of a Named Executive Officer’s title, responsibilities or compensation from those in effect prior to the change in control. The stock options granted to Mr. Campbell became exercisable six months after the date of grant.

(3)  Excludes shares of Common Stock subject to options granted to directors who are not employees of M&T Bank Corporation. See “Directors’ Fees.”

(4)  M&T Bank Corporation used a binomial option pricing model to determine the grant date present value of stock options granted in 2001 upon the belief that such model is the most reasonable method of estimating the value of the stock options. The estimated value per option was $20.57, $21.39 and $13.22 for stock options granted under the 1983 Stock Option Plan, the 2001 Stock Option Plan and the former Keystone stock option plan, respectively, which values were calculated through the use of the following assumptions that apply to each of the respective stock option plans (unless otherwise indicated): an option term, based on historical data since the inception of the 1983 Stock Option Plan, of 6.5 years (1.9 years for the former Keystone stock option plan), representing the estimated period between the grant dates of options under each of the respective stock option plans and their exercise dates; an interest rate that represents the yield on a zero-coupon U.S. Treasury security with a maturity date corresponding to that of the adjusted option term; volatility calculated using weekly stock prices for the three-year (156-week) period prior to the grant date; and an estimated dividend yield of 1.52%, 1.46% and 1.44% for options granted under the 1983 Stock Option Plan, the 2001 Stock Option Plan and the former Keystone stock option plan, respectively, calculated using the annualized cash dividend paid on December 31, 2001 and the closing price of the Common Stock on the date the options were granted. M&T Bank Corporation also deducted 10% to reflect an estimate of the probability of forfeiture prior to vesting, based on historical data since the inception of the 1983 Stock Option Plan (no such deduction was made for the former Keystone stock option plan). The actual value an executive may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by an executive officer, if any, will approximate the value estimated by the model.

Stock Options Exercised in 2001 and Year-End Values

The following table reflects the number of stock options exercised by the Named Executive Officers in 2001, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are “in-the-money.” In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased since the date of the grant. No stand-alone stock appreciation rights are outstanding under any of the stock option plans administered by M&T Bank Corporation.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-End		Fiscal Year-End (2)

	Shares
	Acquired			Un-		Un-
	on	Value	Exercis-	exercis-	Exercis-	exercis-
Name	Exercise	Realized	able	able	able	able

	(#)	($)(1)	(#)	(#)	($)	($)
Robert G. Wilmers	400,000	23,418,125	894,000	286,000	47,590,022	5,883,918
Robert E. Sadler, Jr.	168,310	9,881,911	312,120	217,500	14,637,525	4,388,354
Carl L. Campbell	120,542	3,197,446	136,709	33,334	1,860,203	718,348
Michael P. Pinto	10,000	629,316	138,800	175,000	6,054,960	3,538,267
John L. Pett	0	0	103,080	167,500	4,523,211	3,341,967

(1)  Based upon the difference between the closing price of the Common Stock on the New York Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options.

(2)  Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001 of $72.85 per share.

Pension Plan

The following table sets forth the annual retirement benefits under the regular benefit formula of the M&T Bank Corporation Pension Plan (“Pension Plan”) payable upon retirement to persons within specified levels of remuneration and years of service classifications assuming attainment of age 65 during 2002.

Pension Plan Table (1) (2) (3)

	Years of Service

Remuneration	10	15	20	25	30

$150,000	23,528	35,292	47,056	58,820	70,583
250,000	40,528	60,792	81,056	101,320	121,583
350,000	57,528	86,292	115,056	143,820	172,583
450,000	74,528	111,792	149,056	186,320	223,583
550,000	91,528	137,292	183,056	228,820	274,583
650,000	108,528	162,792	217,056	271,320	325,583

(1)  The table assumes a straight-life annuity form of payment. The retirement benefits provided under the regular benefit formula of the Pension Plan, as depicted in the table, are not subject to any reduction for Social Security or other offset amounts.

(2)  The amounts in the table have not been restricted to those within the maximum annual retirement benefit which is currently permissible under the Internal Revenue Code. That limit (the “IRS Benefit Limit”) is $160,000 for 2002. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit (the “IRS Compensation Limit”) is $200,000 for 2002.

(3)  The amounts shown in the “Remuneration” column of the table are intended to approximate the average of an employee’s highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding the employee’s retirement.

Compensation taken into account under the Pension Plan for the year ended December 31, 2001 for each of the Named Executive Officers was as follows: Mr. Wilmers — $455,231; Mr. Sadler — $442,038; Mr. Campbell — $462,831; Mr. Pinto - $294,937; and Mr. Pett — $269,491. For purposes of the Pension Plan, the following Named Executive Officers had the following years of service at year end 2001: Mr. Wilmers — 18 years; Mr. Sadler — 17 years; Mr. Pinto — 16 years; and Mr. Pett — 23 years. With respect to Mr. Campbell, his retirement benefit under the Pension Plan is comprised of an accrued benefit of $83,173 for his 28 years of service with Keystone and an accrued benefit of $6,254 for his 1 year of service with M&T Bank Corporation.

Supplemental Retirement Benefits

In addition to retirement benefits under the Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay a supplemental retirement benefit to Mr. Sadler in an amount equal to the difference between 55% of his average annual compensation, as defined in the Pension Plan, but without regard to the IRS Benefit and Compensation Limits, and the amount, if any, payable to him from such plan. The supplemental retirement benefit to be paid to Mr. Sadler is not dependent upon his entitlement to retirement benefits under the Pension Plan; however, the supplemental benefit to be paid to him is reduced by payments which he will receive from the retirement plan of his previous employer. Based on current actuarial assumptions associated with his participation in the Pension Plan, $163,067 would be payable to Mr. Sadler annually as a supplemental retirement benefit commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement.

In addition to retirement benefits under the Pension Plan, Mr. Campbell’s employment agreement (as described under the caption “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS, Employment Agreement”) provides that M&T Bank will pay him, on an unfunded basis, an annual retirement benefit in an amount equal to the difference between $350,000 and the amount payable under the Pension Plan. Mr. Campbell’s supplemental retirement benefit is not dependent upon his entitlement to retirement benefits under the Pension Plan. Based on current actuarial assumptions associated with his participation in the Pension Plan, $260,573 would be payable to Mr. Campbell annually as a supplemental retirement benefit commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement. Upon Mr. Campbell’s death, his spouse, if she survives him, will receive an annual benefit for the rest of her life in an amount equal to 50 percent of his supplemental retirement benefit.

The M&T Bank Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”) provides for the payment of supplemental retirement benefits based on a maximum compensation level of $235,840 to select management and highly compensated employees of certain of M&T Bank Corporation’s affiliates whose benefits payable under the Pension Plan are limited by the IRS Compensation Limit. The supplemental benefits are dependent upon a participant’s entitlement to benefits under the Pension Plan. A participant’s supplemental benefit is equal to the excess of (a) the payment he would have received under the Pension Plan had compensation under that plan been capped at $235,840 rather than at the IRS Compensation Limit, over (b) the payment actually received under the Pension Plan. Each of the Named Executive Officers, other than Mr. Campbell, is eligible to participate in the Supplemental Pension Plan and, in accordance with the terms of the Supplemental Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay retirement benefits under the Supplemental Pension Plan to each of such Named Executive Officers. With respect to Mr. Sadler, the supplemental benefit under the Supplemental Pension Plan is reduced by the supplemental retirement benefit which M&T Bank has agreed to pay to him in accordance with the second preceding paragraph. Based on current actuarial assumptions associated with their participation in the Pension Plan, Mr. Wilmers would have received $4,874 annually if he had retired as of December 31, 2001, Messrs. Pinto and Pett would receive $18,278 annually if they retired at age 65, and Mr. Sadler would receive no benefits under the Supplemental Pension Plan. An actuarially increased amount will be payable to Mr. Wilmers when he elects retirement, and an actuarially reduced amount would be payable to Messrs. Pinto or Pett if either one elected early retirement.

Employment Agreement

In connection with the execution of the merger agreement with Keystone, M&T Bank Corporation entered into an employment agreement with Mr. Campbell which provides for his employment commencing on October 6, 2000 and terminating on October 6, 2003. During that time, Mr. Campbell will serve as a vice chairman of the board of M&T Bank Corporation and M&T Bank, and as chairman of M&T Bank’s Pennsylvania Division. Following the termination of that three-year period and until his 65th birthday, Mr. Campbell will continue employment on a part-time basis on terms to be agreed to between him and M&T Bank Corporation. Pursuant to the terms of his employment agreement, Mr. Campbell will be paid an annual base salary of not less than $460,000 and annual bonuses of no less than $165,505 during the initial three-year employment period. During the part-time employment period, he will receive an annual base salary of $400,000.

During the initial three-year employment period, Mr. Campbell also is entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs that apply generally to senior executives of M&T Bank Corporation. If Mr. Campbell dies before his 65th birthday, 50 percent of his annual base salary he would have otherwise received during the part-time employment period will be paid to his spouse, if she survives him. Mr. Campbell also received a cash payment of $1,250,000 on October 6, 2000 and an option to acquire 50,000 shares of Common Stock that vests in three equal installments on the first, second and third anniversary dates of the Keystone merger.

If Mr. Campbell’s employment is terminated either by M&T Bank Corporation or Mr. Campbell prior to October 6, 2003, then under certain circumstances he will be entitled to receive (1) a cash payment equal to the product of one-twelfth of the number of whole or partial months remaining in the initial employment period times the sum of his annual salary and bonus, (2) the retirement benefit described above, (3) an additional cash payment of $2 million, and (4) the immediate vesting of any stock options.

Directors’ Fees

M&T Bank Corporation. Directors of M&T Bank Corporation who are not also salaried officers of M&T Bank Corporation or its subsidiaries receive an annual retainer of $15,000 plus $750 for each meeting of the Board of Directors attended. Such directors who are members of a committee of the Board of Directors of M&T Bank Corporation receive $500 for each committee meeting attended. If a director’s domicile is more than 100 miles from the location of a board or committee meeting, such director receives an additional $375 for attending the board meeting and an additional $250 for attending the committee meeting. All directors of M&T Bank Corporation are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

The Board of Directors has established a limitation on total compensation of $40,000 per year for services as a director or advisory director of M&T Bank Corporation and its subsidiaries. Pursuant to the terms of the M&T Bank Corporation Directors’ Stock Plan, each director must elect to have either 50 or 100 percent of his or her annual compensation for services as a director or advisory director of M&T Bank Corporation and its subsidiaries paid in the form of Common Stock. The number of shares of Common Stock paid is determined by dividing the amount of such compensation payable in shares of Common Stock by the closing price of a share of Common Stock on the New York Stock Exchange on the date immediately preceding the day the compensation is payable.

In connection with its acquisition of The East New York Savings Bank (“East New York”) on December 24, 1987, M&T Bank Corporation agreed to grant to persons who became directors of M&T Bank Corporation and its subsidiaries upon M&T Bank Corporation’s acquisition of East New York, on an annual basis, nonstatutory stock options to purchase shares of the Common Stock having an aggregate fair market value on the date of grant equal to the aggregate amount of the director’s annual retainer and board and committee meeting fees in the last full calendar year preceding the date of grant. During 2001, Messrs. Benisch and Callan each were granted options covering 607 shares, each with an exercise price of $65.80 per share. As a result of the merger of East New York with M&T Bank in May 1997, and pursuant to the merger agreements entered into in 1987 between M&T Bank Corporation’s predecessors and East New York, M&T Bank Corporation has also agreed, subject to its fiduciary duties, to cause each East New York director to become a member of the Directors Advisory Council of the New York City Division of M&T Bank until the earlier of such director’s 75th birthday or resignation and to ensure that each such member would receive compensation equivalent to the compensation received as a director of East New York. Messrs. Benisch and Callan each serve as members of the Directors Advisory Council of the New York City Division of M&T Bank under such agreement and receive an annual retainer of $18,000, a fee of $1,250 for each council meeting and each Mortgage Investment Committee meeting attended, and a fee of $500 for each Community Reinvestment Act Committee meeting attended. If a member’s domicile is more than 100 miles from the location of a council or committee meeting, such fees are increased by 50 percent.

In connection with the execution of the merger agreement with Premier, M&T Bank Corporation entered into a five-year consulting agreement with Mr. Cunningham that was effective on February 9, 2001 pursuant to which he receives a payment of $125,000 per year, the use of an office and a company-owned automobile, life insurance coverage substantially equivalent to that provided to executive officers of M&T Bank Corporation, and the reimbursement of expenses incurred in connection with the performance of his services. Mr. Cunningham’s agreement also provides for the establishment of a retirement benefit determined using the same formula used by M&T Bank Corporation under the Pension Plan. The total amount received by Mr. Cunningham in 2001 pursuant to his consulting agreement was $121,340.

M&T Bank. Directors of M&T Bank Corporation who also serve as directors of M&T Bank or its subsidiaries, if not salaried officers of M&T Bank Corporation or its subsidiaries, receive attendance fees for each board, council or committee meeting attended. Except as described below, such attendance fees are identical to the schedule of fees paid to directors of M&T Bank Corporation for board and committee meetings attended.

In addition, Mr. Baird, as a member of the Directors Advisory Council of the New York City Division of M&T Bank, receives an annual retainer of $10,000 and a fee of $1,875 for each such meeting attended; Mr. Bennett, as a member of the Directors Advisory Council of the Syracuse Division of M&T Bank, receives an annual retainer of $11,000 and a fee of $600 for each such meeting attended by him; Mr. Cunningham, as the chairman of the Directors Advisory Council of the Hudson Valley Division of M&T Bank, receives an annual retainer of $3,000 and a fee of $500 for each such meeting attended by him; Mr. Hubbard, as the chairman of the Directors Advisory Council of the Rochester Division of M&T Bank, receives a fee of $750 for each such meeting attended by him; and Mr. O’Donnell, as a member of the Directors Advisory Council of the Northeastern Pennsylvania Division of M&T Bank, receives an annual retainer of $6,000 and a fee of $1,000 for each such meeting attended by him. All such directors of M&T Bank and its subsidiaries are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

M&T Bank has entered into an arrangement with Mr. Carballada pursuant to which Mr. Carballada provides consulting services with respect to a variety of matters affecting its business in the Rochester, New York area. Mr. Carballada receives a payment of $2,000 per month for such services, the use of a company-owned automobile, the payment by M&T Bank of certain club membership dues and fees, and reimbursement of expenses incurred in connection with the performance of his services. The total amount received by Mr. Carballada in 2001 pursuant to this arrangement was $42,359.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Mr. Campbell is indebted to M&T Bank Corporation in the amount of approximately $1,379,999, which he incurred in connection with his participation in a management stock ownership plan formerly maintained by Keystone. The loan, used by Mr. Campbell to purchase shares of Keystone common stock, was made on a non-recourse basis and without interest, but is secured by collateral having a market value of at least 120 percent of the loan amount. The entire principal balance of the loan is payable on October 6, 2010.

M&T Bank leases its Altoona, Pennsylvania operations building at an annual rental of $508,948 from a limited partnership in which Mr. Devorris has a 50 percent interest. This lease terminates on March 17, 2005. The lease is believed to be on comparable terms for agreements for similar space similarly situated.

Mr. Wilmers has purchased a 50 percent interest in a plane that is leased to a commercial aviation service. From time to time, M&T Bank charters the plane from the aviation service for business use by Mr. Wilmers. M&T Bank paid $220,352 to the aviation service for use of the plane in 2001, and expects to spend a comparable amount in 2002.

Directors and executive officers of M&T Bank Corporation and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation’s subsidiary banks to such persons and their associates outstanding at any time since the beginning of 2001 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE

Board of Directors. The Board of Directors held four meetings during 2001. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which the director served, except for Messrs. Brady and Washington.

Executive Committee. The Executive Committee of the Board of Directors is empowered to act in the board’s stead when the Board of Directors is not in session, during which time the Executive Committee possesses all of the board’s powers in the management of the business and affairs of M&T Bank Corporation except as otherwise limited by law. The Executive Committee met once during 2001. Messrs. Wilmers (Chairman), Baird, Bennett, Campbell and Garman comprise the current membership of the Executive Committee.

Audit Committee. In addition to recommending the selection of the independent accountants each year, the Audit Committee serves as the examining committee for M&T Bank, N.A. and reviews the activities of the examining committee of M&T Bank, the audit plan and scope of work of M&T Bank Corporation’s independent accountants, the results of the annual audit and the limited reviews of quarterly financial information, the recommendations of the independent accountants with respect to internal controls and accounting procedures, and any other matters it deems appropriate. Ms. Bontempo (Chair) and Messrs. Allyn, Glynn and Hodgson served as members of the Audit Committee throughout 2001 and Mr. Carballada has served since February 21, 2001, and all of them are currently serving as such. The Audit Committee is qualified within the meaning of the applicable rules established by the New York Stock Exchange.

In appointing Mr. Carballada to the Audit Committee, the Board of Directors determined in its business judgment that his prior positions with FNB Rochester Corp. and its bank subsidiary, First National Bank of Rochester, and his current consulting arrangement with M&T Bank do not interfere with his exercise of independent judgment. For additional information, see the discussion applicable to Mr. Carballada under the caption “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS, Directors’ Fees, M&T Bank.” The Board of Directors further determined in its business judgment that, given Mr. Carballada’s financial management expertise, his membership on the Audit Committee is in the best interests of M&T Bank Corporation and its stockholders.

Report of the Audit Committee

The Board of Directors has adopted a written charter setting out the audit related functions of the Audit Committee. The Audit Committee has reexamined and again approved the adequacy of its charter, a copy of which was an appendix to the proxy statement issued by M&T Bank Corporation relating to its 2001 Annual Meeting of Stockholders.

The Audit Committee met six times during 2001 with representatives of M&T Bank Corporation’s independent accountants. It has reviewed and discussed M&T Bank Corporation’s 2001 audited financial statements with M&T Bank Corporation’s management and has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 which include, among other items, matters related to the conduct of the audit of M&T Bank Corporation’s financial statements. The Audit Committee has also received the written disclosures and the letter from M&T Bank Corporation’s independent auditors as required by Independence Standards Board No. 1 and has discussed with the independent auditors their independence. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in M&T Bank Corporation’s Annual Report on Form 10-K to be filed with the SEC.

This report was adopted on February 19, 2002 by the Audit Committee of the Board of Directors:

C. Angela Bontempo, Chair	Patrick W.E. Hodgson
William F. Allyn	R. Carlos Carballada
James V. Glynn

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee of M&T Bank Corporation shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act.

Nomination and Compensation Committee. The Nomination and Compensation Committee is responsible for, among other things, evaluating the efforts of M&T Bank Corporation and of the Board of Directors to maintain effective corporate governance practices and identifying candidates for election to the Board of Directors. The Nomination and Compensation Committee will consider candidates suggested by directors or stockholders. Nominations from stockholders, properly submitted in writing to M&T Bank Corporation’s Corporate Secretary, will be referred to the Nomination and Compensation Committee for consideration.

The Nomination and Compensation Committee also is responsible for administering M&T Bank Corporation’s stock option plans, including the awarding of new grants thereunder, for administering the Annual Incentive Plan, the M&T Bank Corporation Directors’ Stock Plan and, in addition, for making such determinations and recommendations as the Nomination and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of M&T Bank Corporation and its subsidiaries. The Nomination and Compensation Committee met twice during 2001. Messrs. Pereira (Chairman), Baird and Brady currently serve as the members of the Nomination and Compensation Committee.

INDEPENDENT PUBLIC ACCOUNTANTS

On the recommendation of the Audit Committee of the Board of Directors, the firm of PricewaterhouseCoopers LLP, certified public accountants, has been selected as M&T Bank Corporation’s principal independent public accountants for the year 2002, a capacity in which it has served since 1984. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

Audit Fees. PricewaterhouseCoopers LLP billed a total of $675,000 for services rendered for the audit of M&T Bank Corporation’s annual consolidated financial statements as of and for the year ended December 31, 2001, and for its review of M&T Bank Corporation’s quarterly consolidated financial statements during 2001.

All Other Fees. Fees billed by PricewaterhouseCoopers LLP for all other services rendered to M&T Bank Corporation and its subsidiaries during 2001 totaled $1,086,000, of which $393,000 was for other annual audit or compliance requirements, $332,000 was for providing income tax-related services and the balance of $361,000 was for other miscellaneous services. The Audit Committee of the Board of Directors has determined that PricewaterhouseCoopers LLP’s provision of professional services is compatible with maintaining its independence. No fees were billed and no services were provided by PricewaterhouseCoopers LLP during 2001 for financial information systems design and implementation.

SOLICITATION COSTS

The cost of soliciting proxies in the accompanying form will be borne by M&T Bank Corporation. The solicitation is being made by mail, and may also be made by telephone or in person using the services of a number of regular employees of M&T Bank Corporation and its subsidiary banks at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by M&T Bank Corporation for expenses incurred in sending proxy material to beneficial owners of the Common Stock.

STOCKHOLDER PROPOSALS

Under M&T Bank Corporation’s Bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a stockholder entitled to vote who has delivered notice to M&T Bank Corporation (containing information specified in the Bylaws) not less than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in M&T Bank Corporation’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2003 Annual Meeting of Stockholders, either under SEC Rule 14a-8 or otherwise, should do so no later than November 6, 2002.

NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW

On September 1, 2001, M&T Bank Corporation renewed its policy of directors’ and officers’ liability insurance for a three-year term at a cost of $620,269. The policy is carried with Lloyds of London and covers all directors and officers of M&T Bank Corporation and its subsidiaries.

OTHER MATTERS

The Board of Directors of M&T Bank Corporation is not aware of any matters not referred to in the enclosed proxy that will be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

March 7, 2002

PROXY
M&T BANK CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
April 16, 2002
11:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Ronald D. Billitier, Christopher H. Koch and Joseph S. Sheetz as Proxies and authorizes said Proxies, or any one of them, to represent and to vote all of the shares of common stock of M&T Bank Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 16, 2002 and any adjournments thereof (i) as designated on the item set forth on the reverse side and (ii) at the discretion of said Proxies, or any one of them, on such other matters as may properly come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

— FOLD AND DETACH HERE —

M&T BANK CORPORATION — ANNUAL MEETING, APRIL 16, 2002

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-888-216-1320 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/mtb or http://www.mandtbank.com and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[LOGO] Printed on recycled paper

The Board of Directors recommends a vote “FOR” the election of all nominees.	Please mark your votes as indicated in this example	[X]

		With-	For All
ELECTION OF DIRECTORS.	For	hold	Except

Nominees:	[ ]	[ ]	[ ]	IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS
(01) William F. Allyn, (02) Brent D. Baird,				SPECIFIED OR, IF NOT SPECIFIED, WILL BE
(03) John H. Benisch, (04) Robert J. Bennett,				VOTED FOR ALL NOMINEES.
(05) C. Angela Bontempo, (06) Robert T. Brady, (07) Patrick J. Callan,
(08) Carl L. Campbell, (09) R. Carlos Carballada, (10) T. Jefferson Cunningham III,				Mark here if you plan to attend the meeting	[ ]
(11) Donald Devorris, (12) Richard E. Garman, (13) James V. Glynn,
(14) Daniel R. Hawbaker, (15) Patrick W.E. Hodgson, (16) Samuel T. Hubbard, Jr.,				Mark here for address change and note change	[ ]
(17) Richard G. King, (18) Reginald B. Newman, II, (19) Jorge G. Pereira,
(20) Robert E. Sadler, Jr., (21) Stephen G. Sheetz, (22) John L. Vensel,
(23) Herbert L. Washington, and (24) Robert G. Wilmers

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.

Please be sure to sign and date this Proxy in the box below	Date	PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, write in the full corporate or partnership name and have the President or other authorized officer sign. If shares are held jointly, each holder should sign, but only one signature is required.

Stockholder sign above	Co-holder (if any) sign above

+ *** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***+

— FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —

[ICON] VOTE BY TELEPHONE/INTERNET
QUICK * * * EASY * * * IMMEDIATE

Your telephone/Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Please have this card handy when you call. You will need it in front of you in order to complete the voting process.

VOTE BY PHONE: You will be asked to enter the Control Number (look below at right).

OPTION A:	To vote as the Board of Directors recommends on the proposal, press 1. Your vote will be confirmed.

OPTION B:	If you choose to vote on the proposal on your own, press 2. You will hear these instructions:
To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 2.
To vote FOR ALL NOMINEES EXCEPT for certain of the nominees, press 3 and listen to the instructions.

VOTE BY INTERNET:	The web address is https://proxyvotenow.com/mtb or http://www.mandtbank.com
You will be asked to enter the Control Number (look below at right).

If you vote by telephone or Internet, DO NOT mail back your proxy card.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

THANK YOU FOR VOTING

Call * * * Toll Free * * * On a Touch Tone Telephone	FOR TELEPHONE/ INTERNET VOTING:
1-888-216-1320 - ANYTIME	CONTROL NUMBER
There is NO CHARGE to you for this call
TELEPHONE/INTERNET VOTING DEADLINE: 12 midnight-April 15, 2002